Exhibit 10.3

[Home Depot Letterhead]
October 1, 2020

Ann-Marie Campbell

Dear Ann-Marie:

I am pleased to confirm The Home Depot, Inc.’s (the “Company” or “Home Depot”) offer to you of the position of EVP, US Stores and International Operations on the terms and conditions described herein. Please sign below to indicate your acceptance of this offer.

1.Your Position, Reporting, Effective Date

You are being offered the position of EVP, US Stores and International Operations, reporting directly to me, with an effective date of October 5, 2020.

2.Your Compensation and Benefits

a.Base Salary

Your annual base salary will be $850,000 payable in equal bi-weekly installments. Your next salary review will be held in April of 2021, with salary reviews held annually thereafter.

b.Management Incentive Plan for Officers

In addition to your base salary, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”) for Officers which provides an annual incentive target of up to 100% of your base salary. MIP will be paid annually based on achievement of the established financial goals. The earned incentive, if any, will be prorated based on the number of full fiscal months since the effective date of your new position. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

c.Equity Grants

Home Depot has typically awarded an annual equity grant to Officers in March of each year under the Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Omnibus Plan”). Currently, equity awards for Officers in March 2021 are expected to consist of restricted stock, stock options, and performance shares. Vesting and performance goals for these awards are established annually for each grant. In March 2021, you will continue to be eligible to receive the same types of equity awards as other Officers in the Company. Annual equity awards are not guaranteed as compensation, and there is no minimum or guaranteed award.

At the next regularly scheduled quarterly meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your new position, you will receive a grant under the Omnibus Plan of the greatest number of whole shares of restricted common stock of The Home Depot, Inc. (“Common Stock”) resulting from dividing $250,000 by the closing stock price on the grant date, vesting 50% after 30 months and 50% after 60 months. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable

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provisions of the Omnibus Plan and award document. You will also receive a grant of nonqualified stock options under the Omnibus Plan equal to the greatest number of whole shares of Common Stock resulting from dividing $250,000 by the grant date accounting cost of the stock options, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date, employment termination, or any earlier time provided by the Omnibus Plan or your award document. As a condition to receiving any equity grant, you agree to comply with The Home Depot, Inc.’s Securities Laws Policy.

d.The Home Depot Inc. Employee Stock Purchase Plan Eligibility

You will continue to be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions.

e.The Home Depot Deferred Compensation Plan for Officers

You will continue to be eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan.

f.Other Benefit Programs

You will remain eligible for employee benefits and other programs on the same terms and conditions available to other senior officers of the Company.

g.Other Terms

The terms of your annual base salary, the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

3.Your General Obligations to Home Depot While You are Employed with the Company

a.Exclusive Employment with Home Depot

You agree that you will devote your full business time and attention to your job with Home Depot and that your job with Home Depot will be your sole occupation during the time you are employed with the Company. Except for passive personal investment or charitable work for nonprofit organizations, as of the date you begin employment with Home Depot, you will not perform any work for any person or entity for which you receive any form of compensation, including cash, equity, or in-kind payments, without the express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc.

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b.Restrictions on Outside Activities or Investments

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc., engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company, its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Hereinafter, the Company and its parents, subsidiaries, affiliates and related entities are referred to collectively as the “Company-Related Parties.” Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such ownership was acquired in a manner not prohibited by the Company’s Conflict of Interest policy. The provisions of this paragraph shall apply to you and your immediate family members.

c.Compliance with Policies of Home Depot

You recognize that, as a Company leader, your compliance with both the letter and spirit of Company policies, rules, and procedures is critical to reinforcing the Company’s culture of compliance. Accordingly, you agree that you will fully comply with all applicable Company rules, policies, and procedures, including The Home Depot Business Code of Conduct and Ethics, Corporate Compliance Policies, and Standard Operating Procedures, and you will take all appropriate measures to ensure others comply as well.

4.Your Obligations to Home Depot Regarding the Handling of Confidential Information, Trade Secrets, and Work Product

a.Protection of Trade Secrets and Confidential Information of Home Depot

You acknowledge that through your employment with the Company, you will acquire and have access to Confidential Information of the Company-Related Parties. You agree to use any Confidential Information of the Company-Related Parties that you acquire or have access to only for the purpose of conducting and completing your duties for the Company. You agree not to use any Confidential Information of the Company-Related Parties in any other manner or for any other purpose. You agree that you will not disclose any Confidential Information to any third party, other than as required for the purpose of conducting or completing your duties for the Company, subject to obtaining the appropriate approvals and implementing appropriate safeguards, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company-Related Parties, to the Company immediately upon termination for any reason of your employment with the Company. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials you have acquired or to which you have access retain their status as Confidential Information. This letter is not intended to, and does not, alter either the Company-Related Parties’ rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company-Related Parties have taken reasonable steps necessary to protect the secrecy of the Confidential Information.

For purposes of this letter, “Confidential Information” means any data or information that belongs and is valuable to the Company-Related Parties and not generally known to competitors of the Company-Related Parties or other outsiders, regardless of whether the Confidential Information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not

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limited to information related to: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, or other information similar to the foregoing.

Pursuant to 18 U.S.C. § 1833(b), nothing in this letter shall be interpreted to expose you to criminal or civil liability under Federal or state trade secret law for disclosure, in confidence, of trade secrets (i) to Federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order. If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in a court proceeding, provided that you file any document containing the trade secret under seal and you do not otherwise disclose the trade secret, except pursuant to court order. Nothing herein is intended to prohibit you from reporting possible violations of law or regulation to any governmental agency or entity having responsibility to investigate same or from making any truthful statement in connection with any legal proceeding or investigation by any governmental agency or entity.

b.Ownership of “Work Product”

You acknowledge and agree that any new work product, including without limitation concepts, designs, notes, reports, documentation, drawings, computer programs (source code, object code, and listings), ideas, inventions (whether or not patentable), trade secrets, improvements, creations, scientific and mathematical models, writings, works, works of authorship (whether or not copyrightable), theses, books, lectures, illustrations, devices, masks, models, work-in-process, photographs, pictorial, graphical or audiovisual works or sound recordings or video recordings, prints, and deliverables, and any other subject matter which is or may become legally protectable or recognized as a form of property, and all materials contained therein and prepared in connection therewith and/or therefrom, whether in draft or final form (collectively, “Work Product”), which are designed, created, conceived, developed or reduced to practice, writing or publication by you, either solely or jointly with others, during your employment with Home Depot, which relate to or are useful in Home Depot’s business, or which derive in any way from using Home Depot property, shall be considered works made for hire and shall be owned by, and deemed the exclusive property of, Home Depot. Without in any way limiting the foregoing, and without any further compensation, in the event that it is determined that any Work Product does not quality as a work made for hire or that it is not otherwise owned by Home Depot, you agree to assign and do hereby assign to Home Depot your right, title, and interest in and to any Work Product, whether now existing or created in the future, that arises from your employment with Home Depot, or that derives in any way from using Home Depot property. You further agree to execute any additional documents that Home Depot deems, in its sole discretion, necessary to vest ownership of Work Product with Home Depot or perfect such intellectual property rights in the United States and any other jurisdiction worldwide.

c.Protection of Information that Belongs to Others

You understand that it is not the intention of Home Depot to receive or obtain any trade secrets, proprietary information, or other confidential information of others. Accordingly, you agree that you will not disclose or use during or in connection with your employment with Home Depot any trade secrets, proprietary information, or confidential information to which you may have been exposed or that you may have acquired in connection with your prior employment or engagement as an independent contractor or

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consultant. Further, you agree that you will not bring Home Depot any documents or materials in any form containing trade secrets, proprietary information, or confidential information from a prior employer, client, or customer.

5.Post-Employment Restrictive Covenants

a.Non-Competition

By accepting this offer, you acknowledge and agree that, as a key executive of the Company, you will receive training and Confidential Information regarding, among other things, the Company-Related Parties’ operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes, and that you have been and will be provided and entrusted with access to the Company-Related Parties’ customer and employee relationships and goodwill. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company-Related Parties throughout the entire United States and in other locations in which it conducts business. You further acknowledge and agree that the Company-Related Parties’ Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company-Related Parties and are legitimate business interests that are properly subject to protection through the covenants contained in this letter. Consequently, you agree that during the Restricted Period you shall not, directly or indirectly, enter into or maintain an employment, contractual or other business relationship, in the United States, Canada, or Mexico, in which (A) you own an equity interest in a Competitor greater than one percent (1%) of its outstanding equity, or manage, operate, finance, or control a Competitor; or (B) you provide services or perform duties for a Competitor that (i) are the same as or similar to the services or job duties you performed for the Company at any point during the two-year period prior to the termination of your employment, or (ii) involve executive, managerial, financial, or other significant leadership responsibilities.

“Competitor” shall mean:

(X) the following companies or entities, including their subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; Floor & Decor; Ace Hardware; True Value Company; Lumber Liquidators; Tractor Supply Company; Wayfair; Canadian Tire; and Wal-Mart;

(Y) any company or entity that sells or offers Competitive Products or Services that, in combination with its subsidiaries, affiliates, franchisees, or business units (a) operates more than 100 retail outlets across the United States, Canada, and Mexico or (b) generates more than $500 million in annual revenue; or

(Z) any company or entity that is formed through, or as a result of, a sale, merger, combination, renaming, restructuring, spin-off, or other corporate transaction involving a business or entity defined in clause (X) or (Y) of this sentence, and which sells Competitive Products or Services.

“Competitive Products or Services” means anything of commercial value of the type offered, provided or sold by the Company-Related Parties, in the United States, Canada, or Mexico, within two (2) years prior to termination of your employment and during the Restricted Period, including, without limitation: goods;

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personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business conducted or provided by Company-Related Parties.

“Restricted Period” shall mean the period during which you are employed with the Company and for a period of twenty-four (24) months following the termination of your employment, regardless of the reason for such termination.

b.Non-Solicitation of Company Employees

You agree that during the course of your employment and for a period of thirty-six (36) months following the termination of your employment with the Company (“Non-Solicitation Period”), you will not directly or indirectly, on your own behalf or on behalf of any other entity or person, Solicit any person who is, or during the last twelve (12) months of your employment with the Company was, an employee of any of the Company-Related Parties, with whom you had material contact during your employment, or with respect to whom you obtained or had authorized access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with any of the Company-Related Parties, or to refer any such employee to anyone, without the prior written approval from the Executive Vice President - Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

c.Remedies for Breach

i.Injunctive Relief

You acknowledge and agree that quantifying the damages suffered by the Company for your breach of Section 4(a), 4(b), 5(a) or 5(b) might not be possible or feasible, or provide adequate compensation to the Company at law and that the balance of the hardships tips in favor of enforcing such section(s). You agree that the Company shall be entitled, if any such breach shall occur or be either threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach.

ii.Liquidated Damages

Because of the potential difficulty in quantifying damages that the Company may suffer in the event of a breach by you of Section 4(a), 4(b), 5(a) or 5(b), you and the Company agree that it is appropriate to reasonably estimate such damages in advance and set an amount of liquidated damages that you will owe the Company in the event of a breach. Accordingly, after due consideration, you and the Company agree that, if you breach Section 4(a), 4(b), 5(a) or 5(b), you shall pay the Company, upon demand, an amount specified by the Company, up to the sum of the then-current market value of the shares of Common Stock that you hold that were granted by any equity awards and the aggregate after-tax proceeds you received upon the sale or other disposition of any shares of Common Stock granted by any equity award(s).

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iii.Other Remedies

In addition to any and all other remedies at law or equity, including monetary damages, the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against you for breach or threatened breach of Section 4(a), 4(b), 5(a) or 5(b), or otherwise proving in court that you violated any provision of Section 4(a), 4(b), 5(a) or 5(b).

You acknowledge that the purpose and effect of Section 5(a) or 5(b) would be frustrated by measuring the duration of the Restricted Period or the Non-Solicitation Period from the termination of your employment if you were to fail to honor your obligation(s) until directed to do so by court order. Should legal proceedings be initiated by the Company to enforce Section 5(a) or Section 5(b), the commencement of the Restricted Period or the Non-Solicitation Period shall be tolled and extended and will instead begin on the date of the entry of an order granting the Company injunctive, monetary or other relief from your actual or threatened breach of this Agreement.

You further agree to waive and not assert any claim for advancement of legal fees, costs, or expenses pursuant to the Company’s by-laws or based on other authority in the event the Company initiates a legal action against you for violation of Section 4(a), 4(b), 5(a) or 5(b).

d.Reasonableness of Restrictions

You acknowledge and agree that each of the covenants in this letter is reasonable, appropriate, and narrowly tailored to protect the Company’s legitimate interests, including but not limited to protecting Company-Related Parties’ Confidential Information, and that your full compliance with such restrictions will not unduly or unreasonably interfere with your ability to obtain and undertake other gainful future employment. You and the Company acknowledge and agree that there a number of unique circumstances that provide the Company with protectable interests that justify and necessitate the 24-month Restricted Period in Section 5(a) and the 36-month Non-Solicitation Period in Section 5(b). As one of the Company’s senior-most officers, you will be involved in developing, and have unique access to, the Company’s Confidential Information, including its plans and strategies for the business, personnel leadership, talent management, and succession. This involvement and access enables you to learn information about the skills, capabilities, strengths, and weaknesses of Company personnel, as well as information about their compensation, bonuses, and performance, and Company plans and strategies for same. In addition, your senior position at the Company provides you with a unique and special access to the Company’s non-public business plans, strategies, and methods. Furthermore, your role with the Company enables you to utilize the Company’s goodwill to develop relationships with subordinate employees throughout the Company.

Accordingly, you agree that these and other facts and circumstances associated with your position justify the scope and duration of the restrictions in Sections 5(a) and 5(b). You further agree that, with respect to the 36-month Non-Solicitation Period in Section 5(b), the above facts and circumstances are sufficient to overcome any presumption of unreasonableness under the Georgia Restrictive Covenant Act, O.C.G.A. § 13-8-50 et seq., for restrictions lasting longer than 24 months.

With respect to Section 5(a), in the event you wish to enter into any relationship or employment on or before the end of the Restricted Period that would potentially violate the restrictions in Section 5(a), you agree to request written permission from Company’s Executive Vice President, Human Resources before entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

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You and the Company agree that the amounts set forth in Section 5(c)(ii) for a breach of Section 4(a), 4(b), 5(a) or 5(b) shall represent a fair and reasonable measure of the Company's estimated damages for your breach, shall be deemed to have been fully negotiated and established bilaterally by you and the Company through such negotiations, and shall not constitute a penalty.

e.Reformation, Severability, and “Blue-Penciling”

If any of the provisions of Section 4(a), 4(b), 5(a) or 5(b) should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, you agree such provision or provisions shall first be modified to such lesser scope as the court may deem just and proper for the reasonable protection of the Company’s legitimate business interests. In the alternative, if modification is not available, you and the Company agree that the court may sever such provision from this Offer Letter and enforce the remaining provisions. If the amounts set forth in Section 5(c)(ii) should be deemed for any reason by a court of competent jurisdiction not to constitute a permissible liquidated damage, you and the Company agree that the court may establish a liquidated damage in such lesser amount that is in accordance with applicable law.

6.At-Will Employment

This letter should not be construed, nor is it intended, to be a contract of employment for a specified period of time or in any way limiting the Company’s right to terminate the employment relationship. Your employment relationship is “at will.” The Company reserves the right to terminate your employment with or without cause at any time.

7.Interpretation and Enforcement of this Offer Letter and the Terms Contained Herein

This letter supersedes any prior employment agreement, offer letters, or understandings, written or oral between you and the Company-Related Parties and contains the entire understanding of the Company and you with respect to the subject matter hereof, except that this letter does not supersede or limit your rights, restrictions, or obligations as to the Company-Related Parties contained in the plans and agreements between you and the Company-Related Parties referenced in or associated with Sections 2(b)-(e) of this Offer Letter.

The terms of this letter shall be binding on, and in favor of, the Company’s successors in interest and assigns.

This letter shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Subject to the parties’ agreement set forth above regarding modification, in the event any provision in this letter is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the letter, and the remaining terms of the letter and its

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enforceability shall remain unaffected. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

Ann-Marie, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/Ted Decker

Ted Decker
President and Chief Operating Officer

I accept this offer as EVP, US Stores and International Operations pursuant to the foregoing terms and conditions:

/s/Ann-Marie Campbell                        10/2/2020
Ann-Marie Campbell                        Date Signed